UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 11, 2005

THE CORPORATE EXECUTIVE
BOARD COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-24799 (Commission File Number)	52-2056410 (IRS Employer Identification No.)

2000 Pennsylvania Avenue, NW Suite 6000, Washington, DC (Address of Principal Executive Offices)	20006 (Zip Code)

(202) 777-5000
(Registrant’s Telephone
Number, Including
Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Corporate Executive Board Company (the “Company”) is filing this amendment to its Current Report on Form 8-K filed on February 3, 2005 to provide additional information that was not determined or available at the time the original Form 8-K report was filed. The February 3, 2005 Form 8-K reported, among other things, that on January 31, 2005, the Company’s Board of Directors elected Thomas L. Monahan as Chief Executive Officer of the Company and James J. McGonigle as Executive Chairman of the Company, effective as of July 1, 2005. On July 11, 2005, the independent directors of the Board of Directors of the Company, upon recommendation by the Compensation Committee of the Board of Directors of the Company, approved the salary and other compensation arrangements of Mr. Monahan and Mr. McGonigle, as described below.

Mr. Monahan’s employment with the Company is on an at-will basis. The Compensation Committee previously set Mr. Monahan’s base salary for 2005 at $500,000 per year, effective as of March 1, 2005. Effective July 1, following his promotion to Chief Executive Officer, Mr. Monahan’s annualized base salary is $550,000 per year. In addition, Mr. Monahan will have an opportunity for annualized incentive compensation of up to $550,000 at the discretion of the independent directors on the Company’s Board based upon the recommendation of the Compensation Committee. Mr. Monahan received a stock option grant for 150,000 shares on March 11, 2005. This grant vests in 25% annual increments beginning one year from the date of grant.

Mr. McGonigle’s employment with the Company is also on an at-will basis. The Compensation Committee previously set Mr. McGonigle’s base salary for 2005 at $600,000 per year, effective as of March 1, 2005. Effective July 1, following his appointment to Executive Chairman, Mr. McGonigle’s base salary is $480,000 per year. In addition, Mr. McGonigle will have an opportunity for annualized incentive compensation of up to $480,000 at the discretion of the independent directors on the Company’s Board based upon the recommendation of the Compensation Committee. Mr. McGonigle received a stock option grant for 50,000 shares on March 11, 2005. This grant vests in 25% annual increments beginning one year from the date of grant.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Corporate Executive Board Company
By:	/s/ Timothy R. Yost
Timothy R. Yost Chief Financial Officer

Date: July 12, 2005